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Exhibit 99.4  Press release



May 28, 1997


                              For further information contact:

                              David M. Bradley
                              President and Chief Executive Officer
                              North Central Bancshares, Inc.
                              825 Central Avenue
                              Fort Dodge, Iowa  50501
                              515-576-7531


           NORTH CENTRAL BANCSHARES, INC. COMPLETES STOCK REPURCHASE

Fort Dodge, Iowa May 28, 1997 - North Central Bancshares, Inc. (Nasdaq: "FFFD") announced that it has completed its third stock repurchase program on May 27, 1997. The Company said it repurchased 171,472 shares of its outstanding common stock, par value $.01 per share, at the aggregate cost of $2,706,750, in open market transactions. The repurchase program received regulatory approval on April 16, 1997. Upon settlement of the last transaction on or about May 30, 1997, there will be 3,257,983 shares of North Central Bancshares, Inc. common stock outstanding.

North Central Bancshares, Inc., with over $200 million in assets, is the holding company for First Federal Savings Bank of Fort Dodge, a federally chartered stock savings bank. First Federal is a community-oriented institution serving north central Iowa through 4 full service locations in Fort Dodge, Nevada, and Ames, Iowa. First Federal's deposits are insured by the Federal Deposit Insurance Corporation.